Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------

                COMMSCOPE REPORTS THIRD QUARTER 2004 RESULTS
 SALES OF $309 MILLION; EARNINGS OF $0.27 PER DILUTED SHARE, WHICH REFLECTS
    A 16% EFFECTIVE TAX RATE; CASH FLOW FROM OPERATIONS OF $40 MILLION
-----------------------------------------------------------------------------

HICKORY, NC -- (NOVEMBER 1, 2004) CommScope, Inc. (NYSE: CTV) today announced third quarter results for the period ended September 30, 2004, which includes results for the Connectivity Solutions business acquired earlier this year from Avaya Inc. The Company reported sales of $309.1 million and net income of $15.1 million, or $0.27 per diluted share, for the third quarter.

For the third quarter of 2003, CommScope reported sales of $148.7 million and net income of $1.1 million, or $0.02 per share. The 2003 earnings reflected after-tax equity in losses of OFS BrightWave of $3.1 million, or $0.05 per share.

"We are pleased with our operating performance for the third quarter," stated Frank M. Drendel, CommScope Chairman and Chief Executive Officer. "Sales rose approximately 7% year over year on a pro forma basis, gross margin rose to 25.2% and operating margin expanded to 6.1%. These improvements helped us generate $40 million in cash flow from operations in the quarter, which is the strongest quarterly cash flow in more than 3 years.

"We remain encouraged by our strategic position as a global leader in `last mile' cable and connectivity solutions," Drendel added. "We have strengthened our portfolio of cutting-edge products and solutions for enterprise customers and communication service providers. We have also announced a plan to reduce cost and capture additional synergy from our 2004 Connectivity Solutions acquisition."

Sales for the third quarter of 2004 were $309.1 million and were positively affected by recent price increases. Below is a sales summary that reflects third quarter sales compared to prior periods. The pro forma information for the third quarter of 2003 is based on the historical results of the Connectivity Solutions business as operated and publicly reported by Avaya Inc. and therefore may not be indicative of the actual results of the Connectivity Solutions segment as operated by CommScope. All subsequent year-over-year comparisons are made on a pro forma basis (in $ millions):

                                         ACTUAL     ACTUAL     PRO FORMA         $ CHANGE              % CHANGE
                                         THIRD      SECOND       THIRD           --------              --------
                                        QUARTER    QUARTER      QUARTER     PRO FORMA             PRO FORMA
                                          2004       2004        2003          YOY        SEQ.       YOY       SEQ.
                                          ----       ----        ----          ---        ----       ---       ----
CABLE SEGMENT
-------------
  Broadband/Video                        $124.8     $127.6        $117.9         $6.9    -$2.8        5.9%     -2.2%
  LAN                                     $30.1      $31.6         $24.0         $6.1    -$1.5       25.4%     -4.7%
  Wireless/Other Telecom                  $10.1      $10.3          $6.8         $3.3    -$0.2       48.5%     -1.9%
                                          -----      -----          ----         ----    -----       -----     -----
  Subtotal Cable                         $165.0     $169.5        $148.7        $16.3    -$4.5       11.0%     -2.7%

CONNECTIVITY SOLUTIONS SEGMENT
------------------------------
   SYSTIMAX                              $128.6     $116.7        $111.6        $17.0    $11.9       15.2%     10.2%
   ExchangeMAX                            $11.3      $15.8         $13.3        -$2.0    -$4.5      -15.0%    -28.5%
   ICS                                    $12.0      $18.2         $22.3       -$10.3    -$6.2      -46.2%    -34.1%
                                          -----      -----         -----        -----    -----      ------    ------
   Subtotal Connectivity Solutions       $151.9     $150.7        $147.2         $4.7     $1.2        3.2%      0.8%

Intersegment eliminations                 -$7.8      -$7.3         -$6.5        -$1.3    -$0.5       20.0%      6.8%

---------------------------------------------------------------------------------------------------------------------
TOTAL COMMSCOPE NET SALES                $309.1     $312.9        $289.4        $19.7    -$3.8        6.8%     -1.2%
---------------------------------------------------------------------------------------------------------------------


CommScope's Cable segment sales rose approximately 11% year over year to $165.0 million and increased in all major product categories. As anticipated, Cable segment sales decreased sequentially primarily due to lower Broadband/Video sales.

The Connectivity Solutions segment sales rose approximately 3% year over year and 1% sequentially to $151.9 million due to strong sales of SYSTIMAX(R) Solutions products. SYSTIMAX Solutions sales increased 10% sequentially and 15% year over year.

Overall external orders booked in the third quarter of 2004 were $303.0 million. Cable segment orders were $157.6 million and Connectivity Solutions segment orders were $145.4 million.

"We have made excellent progress in the enterprise market, which includes SYSTIMAX sales from our Connectivity Solutions segment and LAN sales from our Cable segment," stated Drendel. "Overall sales to this market rose 17% year over year in the third quarter. We believe our global leadership position results from ongoing technical innovation, end-to-end solutions across a broad product portfolio and our reputation for quality and reliability.

"Broadband/Video rose 6% year-over-year in the third quarter due to higher international sales as well as unexpected sales for construction related to customer hurricane damage," noted Drendel.

"With regard to Integrated Cabinet Solutions (ICS) sales, the decrease in the third quarter primarily resulted from a large customer nearing completion of current planned projects. ICS sales rose 28% year over year for the nine months ended September 30, and we see opportunity over the longer term," Drendel added. "We anticipate improving ICS sales over the next year because we expect that major domestic communication service providers will upgrade their networks for additional broadband services such as video and high-speed data."

OTHER THIRD QUARTER 2004 HIGHLIGHTS
-----------------------------------
     o Gross margin for the third quarter of 2004 rose to 25.2%, up 170 basis points from the adjusted gross margin of 23.5% in the second quarter. Gross margin rose sequentially primarily due to higher sales prices and a favorable mix of products.

     o Total international sales were $93.6 million or approximately 30% of total company sales.

     o Total depreciation and amortization was $14.9 million, which included $2.9 million of intangibles amortization and deferred financing fee amortization of $0.6 million.

     o The effective tax rate for the third quarter was approximately 16%. This effective rate reflects the recognition of certain favorable adjustments mainly related to a higher level of international activities in lower tax rate jurisdictions resulting from the acquisition of Connectivity Solutions. CommScope currently expects an effective tax rate of approximately 27%-30% for the fourth quarter.

     o Net cash provided by operating activities in the quarter was $40.1 million. Capital spending for the quarter was $3.2 million. The company expects capital spending to be approximately $12-$15 million for calendar year 2004.

     o CommScope ended the third quarter of 2004 with $178.9 million in cash and cash equivalents, up 29% from the second quarter ending balance of $139.1 million.

COST REDUCTION AND ORGANIZATIONAL INITIATIVES
---------------------------------------------
As previously announced, Connectivity Solutions Manufacturing, Inc. (CSMI), an indirect manufacturing subsidiary of CommScope, has adopted organizational and cost-reduction initiatives at its Omaha, Nebraska site.

Eddie Edwards, Acting President of CSMI, stated, "we intend to implement a plan that will significantly improve Omaha's operations. We are finalizing the details of the plan and expect to begin executing it within the next few weeks. The principal cash costs are expected to be incurred for process improvements (including facility redesign), and employee-related expenses. As we modify our work processes, we may identify fixed assets that we no longer need. We may consider disposing of these assets and could incur losses on disposal of up to $10 million.

"We also expect to incur $10-$15 million in pretax costs, primarily in cash, to implement this plan, with about half expected to be recorded in the fourth quarter of 2004," Edwards noted. "We believe we will see benefits from this plan as early as the first quarter of 2005 and expect the plan to be substantially in place by mid-year 2005. Through these cost reductions and organizational improvements, we expect annualized pretax cost savings of $20-$25 million once the initiatives are in place."

FOURTH QUARTER 2004 OUTLOOK
---------------------------
"As we look ahead to the fourth quarter, we expect to see the impact of seasonality on our sales, especially for our enterprise products," said CommScope Executive Vice President and Chief Financial Officer Jearld L. Leonhardt. "We currently expect fourth quarter 2004 sales of about $270-$285 million.

"We have not fully recovered higher material costs from earlier in the year and expect to see additional material cost increases, particularly for plastics and metals," noted Leonhardt. "As a result, as previously announced, we intend to increase pricing for selected products in amounts ranging from 3% to 9% with implementation generally beginning January 1, 2005.

"Excluding costs associated with the CSMI Omaha initiatives, we now expect fourth quarter gross margin to be approximately 23.5%-24.5%, depending upon sales volumes. R&D is expected to be around 2.5%-3.0% of sales. With regard to SG&A, we expect a modest sequential rise to approximately $52-$54 million for the fourth quarter."

As a result of a recent decision by the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF Issue No. 04-8), changes are expected to the accounting treatment for contingently convertible debt in calculating net income per share, assuming dilution. These changes are expected to be effective for the fourth quarter of 2004 and will require restatement of previously reported amounts.

Based upon this guidance, CommScope expects to reflect any dilutive effect on net income per share, assuming dilution, from its existing $250 million 1% senior subordinated convertible debentures due 2024 for the periods subsequent to their March 2004 issuance. Under EITF Issue No. 04-8, shares issuable upon conversion of these debentures should be in the calculation of net income per share, assuming dilution (if dilutive), even if they are not in-the-money and the conversion contingencies have not been met.

If the new accounting requirements had been applied during the three and six months ended June 30, 2004 and the three and nine months ended September 30, 2004, the impact would have been as follows:

                                     Three       Six        Three     Nine
                                     Months     Months      Months    Months
                                     Ended      Ended       Ended     Ended
                                    June 30,   June 30,   September September
                                      2004       2004     30, 2004   30, 2004
                                   -------------------------------------------
Net income per share, assuming       $ 1.37     $ 1.10     $ 0.27     $ 1.38
  dilution, as reported
Net income per share, assuming
  dilution, applying EITF Issue
  No. 04-8 consensus                 $ 1.16     $ 1.01     $ 0.23     $ 1.24


There would be no effect from applying the new requirements to the three months ended March 31, 2004 as the result would have been antidilutive due to the net loss for the period.

The Company is currently evaluating potential modifications to the debentures which, if adopted, would reduce the dilutive impact of the debentures. No assurance can be given that any such modifications will be pursued by the Company or agreed to by the debenture holders.

CONFERENCE CALL INFORMATION
---------------------------
CommScope plans to host a conference call today at 5:00 p.m. EST to discuss third quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial 212-676-5364. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Presentations page on CommScope's website at http://phx.corporate-ir.net/phoenix.zhtml?c=101146&p=irol-presentations.

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial +1-402-977-9140 for the replay. The replay ID is 21210310. The replay will be available through Monday, November 8th. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site.

ABOUT COMMSCOPE
CommScope (NYSE: CTV - http://www.commscope.com) is a world leader in the design and manufacture of `last mile' cable and connectivity solutions for communication networks. Through our SYSTIMAX(R) SolutionsTM and Uniprise SolutionsTM brands we are the global leader in structured cabling systems for business enterprise applications. We are also the world's largest manufacturer of coaxial cable for Hybrid Fiber Coaxial

(HFC) applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

FORWARD-LOOKING STATEMENTS
--------------------------
This press release contains forward-looking statements regarding, among other things, the business position, plans, transition, outlook, margins, revenues, earnings, synergies and other financial items relating to CommScope, and integration and restructuring plans related to CommScope's acquisition of substantially all of the assets and certain liabilities of Connectivity Solutions ("the acquisition") that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. These forward-looking statements are identified, including, without limitation, by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes," "think," "thinks" and "scheduled" and similar expressions. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, the ability to recover higher material and transportation costs from our customers through price increases; the ongoing transition, integration and restructuring associated with the acquisition, including cost reduction plans at the Omaha, Nebraska site of Connectivity Solutions Manufacturing, Inc; the impact of purchase accounting adjustments; the challenges of achieving anticipated synergies; variability in the effective tax rate; the ability to retain qualified employees and existing business alliances; maintaining satisfactory relationships with employees; customer demand for our products, applications and services; post-closing adjustments in connection with acquisitions; expected demand from major domestic MSOs; telecommunications industry capital spending; ability to maintain successful relationships with our major distributors; industry consolidation; ability of our customers to secure adequate financing to fund their infrastructure projects or to pay us; product demand and industry excess capacity; changes or fluctuations in global business conditions; competitive pricing and acceptance of our products; changes in cost and availability of key raw materials, especially those that are available only from limited sources; possible future impairment charges for goodwill and other long-lived assets; industry competition and the ability to retain customers; possible disruption due to customer or supplier bankruptcy, reorganization or restructuring; our ability to obtain financing and capital on commercially reasonable terms; covenant restrictions and our ability to comply with covenants in our debt agreements; ability to timely comply with Section 404 of the Sarbanes-Oxley Act and related regulations; successful operation of our vertical integration activities; successful expansion and related operation of our facilities; achievement of sales, growth and earnings goals; ability to achieve reductions in costs; ability to retain and attract key personnel; developments in technology; intellectual property protection; product performance issues and associated warranties; regulatory changes affecting us or the industries we serve; any adjustments required by the Securities and Exchange Commission in connection with its review of our public filings; acquisition activities and the ability to integrate acquisitions; the accounting and financial reporting impact of our stock options and convertible debt; environmental issues; terrorist activity or armed conflict; political instability; major health concerns and other factors; and any statements of belief and any statements of assumptions underlying any of the foregoing. For a more complete description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
PHIL ARMSTRONG               BETSY LAMBERT, APR
INVESTOR RELATIONS           MEDIA RELATIONS
(828) 323-4848               (828) 323-4873

                                    ####

                                                   COMMSCOPE, INC.
                                   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 Three Months Ended           Nine Months Ended
                                                                    September 30,                September 30,
                                                            ---------------------------- ----------------------------
                                                                2004           2003          2004           2003
                                                            -------------  ------------- -------------  -------------

Net sales                                                      $ 309,090      $ 148,723     $ 857,100      $ 419,513
                                                            -------------  ------------- -------------  -------------

Operating costs and expenses:
   Cost of sales                                                 231,101        118,082       669,550        335,956
   Selling, general and administrative                            51,510         20,851       139,237         62,732
   Research and development                                        7,397          1,486        20,408          4,530
   Impairment charges for fixed assets                                 -              -             -         31,728
   In-process research and development charges                        90              -         3,984              -
   Acquisition-related transition and startup costs                  215              -         8,196              -
                                                            -------------  ------------- -------------  -------------
       Total operating costs and expenses                        290,313        140,419       841,375        434,946
                                                            -------------  ------------- -------------  -------------
Operating income (loss)                                           18,777          8,304        15,725        (15,433)
Other income (expense), net                                          603              4          (282)           209
Loss on early extinguishment of debt                                   -              -        (5,029)             -
Interest expense                                                  (2,133)        (2,207)       (7,332)        (6,548)
Interest income                                                      810            649         1,734          1,981
                                                            -------------  ------------- -------------  -------------

Income (loss) before income taxes, equity in losses of OFS
   BrightWave, LLC and net gain on OFS BrightWave, LLC
   transaction                                                    18,057          6,750         4,816        (19,791)
Income tax benefit (expense)                                      (2,974)        (2,498)        2,967          7,322
                                                            -------------  ------------- -------------  -------------
Income (loss) before equity in losses of OFS BrightWave,
   LLC and net gain on OFS BrightWave, LLC transaction            15,083          4,252         7,783        (12,469)
Equity in losses of OFS BrightWave, LLC, net of tax                    -         (3,130)       (1,393)       (40,857)
Net gain on OFS BrightWave, LLC transaction, net of tax                -              -        76,437              -
                                                            -------------  ------------- -------------  -------------
Net income (loss)                                              $  15,083      $   1,122     $  82,827      $ (53,326)
                                                            =============  ============= =============  =============

Net income (loss) per share:
   Basic                                                       $    0.28      $    0.02     $    1.42      $   (0.90)
   Assuming dilution (a)                                       $    0.27      $    0.02     $    1.38      $   (0.90)

Weighted average shares outstanding:
   Basic                                                          54,018         59,220        58,335         59,220
   Assuming dilution (a)                                          55,737         59,610        59,821         59,220


(a) Calculation of net income (loss) per share,
  assuming dilution:
       Net income (loss) (basic)                               $  15,083      $   1,122     $  82,827      $ (53,326)
       Convertible debt add-back (b)                                   -              -             -              -
                                                            -------------  ------------- -------------  -------------
            Numerator (assuming dilution)                      $  15,083      $   1,122     $  82,827      $ (53,326)
                                                            =============  ============= =============  =============
       Weighted average shares (basic)                            54,018         59,220        58,335         59,220
       Dilutive effect of:
         Stock options (c)                                         1,719            390         1,486              -
         Convertible debt (b)                                          -              -             -              -
                                                            -------------  ------------- -------------  -------------
            Denominator (assuming dilution)                       55,737         59,610        59,821         59,220
                                                            =============  ============= =============  =============

(b) In March 2004, the Company issued $250 million of 1% convertible senior subordinated debentures, which are convertible into shares of common stock at a conversion rate of 45.9770 shares per $1,000 principal amount representing a conversion price of $21.75 per share.
     These debentures are convertible into shares of CommScope common stock under specific circumstances as described in the Company's Form 10-Q for the period ended March 31, 2004. The effect of the assumed conversion of these debentures was excluded from the calculation of net income (loss) per share, assuming dilution, for the three and nine months ended September 30, 2004 because the conversion contingencies were not met during such periods.

(c) For the nine months ended September 30, 2003, stock options were antidilutive as a result of the net loss during such period, and were therefore excluded from the calculation of net loss per share, assuming dilution.


                                                 COMMSCOPE, INC.
                                    CONDENSED CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED -- IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                        September 30,     December 31,
                                                                            2004              2003
                                                                      ----------------  ---------------
                                           ASSETS

Cash and cash equivalents                                               $   178,856      $   206,038
Accounts receivable, less allowance for doubtful accounts of
   $15,181 and $12,145, respectively                                        142,828           69,461
Inventories                                                                 109,064           32,723
Prepaid expenses and other current assets                                    12,630            8,389
Deferred income taxes                                                        16,786           14,061
                                                                      --------------   --------------
       Total current assets                                                 460,164          330,672

Property, plant and equipment, net                                          327,691          176,290
Goodwill                                                                    151,363          151,368
Other intangibles, net of accumulated amortization of
   $50,862 and $42,435, respectively                                         79,915            6,330
Deferred income taxes                                                        17,767           44,756
Advances to OFS BrightWave, LLC                                                  --           13,361
Other assets                                                                 18,018           17,004
                                                                      --------------   --------------
       Total Assets                                                     $ 1,054,918      $   739,781
                                                                      ==============   ==============

                            LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                        $    66,074      $    14,659
Other accrued liabilities                                                    94,479           35,377
Current portion of long-term debt                                            21,500               --
                                                                      --------------   --------------
       Total current liabilities                                            182,053           50,036

Long-term debt                                                              300,550          183,300
Deferred income taxes                                                            --               --
Pension and postretirement benefit liabilities                               93,730           30,397
Other noncurrent liabilities                                                 27,830           20,342
                                                                      --------------   --------------
       Total Liabilities                                                    604,163          284,075

Commitments and contingencies

Stockholders' Equity:
   Preferred stock, $.01 par value; Authorized shares:  20,000,000;
     Issued and outstanding shares:  None at September 30, 2004 and
     December 31, 2003                                                           --               --
   Common stock, $.01 par value; Authorized shares:  300,000,000;
     Issued shares, including treasury stock: 64,528,468 at
     September 30, 2004 and 61,861,376 at December 31, 2003;
     Issued and outstanding shares: 54,328,468 at September 30, 2004
     and 59,318,276 at December 31, 2003                                        645              619
   Additional paid-in capital                                               430,114          384,889
   Retained earnings                                                        173,782           90,955
   Accumulated other comprehensive loss                                      (8,251)          (7,533)
   Treasury stock, at cost: 10,200,000 shares at September 30, 2004
     and 2,543,100 at December 31, 2003                                    (145,535)         (13,224)
                                                                      --------------   --------------
       Total Stockholders' Equity                                           450,755          455,706
                                                                      --------------   --------------
       Total Liabilities and Stockholders' Equity                       $ 1,054,918      $   739,781
                                                                      ==============   ==============



                                  COMMSCOPE, INC.
                    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (UNAUDITED -- IN THOUSANDS)
                                                                   Nine Months Ended
                                                                     September 30,
                                                             -----------------------------
                                                                 2004            2003
                                                             -------------   -------------

OPERATING ACTIVITIES:
Net income (loss)                                             $    82,827     $   (53,326)
Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization                                  45,161          25,523
    In-process research and development charges                     3,984              --
    Gain on OFS BrightWave, LLC transaction, pretax              (132,425)             --
    Impairment of note receivable from OFS BrightWave,
       LLC, pretax                                                 11,098              --
    Equity in losses of OFS BrightWave, LLC, pretax                 2,258          64,978
    Impairment charges for fixed assets                                --          31,728
    Deferred income taxes                                          24,082         (27,820)
    Tax benefit from stock option exercises                         1,991              --
    Changes in assets and liabilities                              59,142          13,910
                                                             -------------   -------------
Net cash provided by operating activities                          98,118          54,993

INVESTING ACTIVITIES:
    Additions to property, plant and equipment                     (7,753)         (4,088)
    Acquisition of Connectivity Solutions                        (293,271)             --
    Proceeds from disposal of fixed assets                          3,926             211
                                                             -------------   -------------
Net cash used in investing activities                            (297,098)         (3,877)

FINANCING ACTIVITIES:
    Proceeds from issuance of long-term debt                       75,000              --
    Principal payments on long-term debt                          (13,750)             --
    Proceeds from issuance of convertible notes                   250,000              --
    Repayment of convertible notes                               (172,500)             --
    Proceeds from issuance of stock                                32,853              --
    Long-term financing costs                                     (10,730)         (1,215)
    Proceeds from exercise of stock options                        10,907              --
                                                             -------------   -------------
Net cash provided by (used in) financing activities               171,780          (1,215)

Effect of exchange rate changes on cash                                18           1,290
                                                             -------------   -------------
Change in cash and cash equivalents                               (27,182)         51,191
Cash and cash equivalents, beginning of period                    206,038         120,102
                                                             -------------   -------------
Cash and cash equivalents, end of period                      $   178,856     $   171,293
                                                             =============   =============
